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                                                                    Exhibit A-10


                        THE COMMONWEALTH OF MASSACHUSETTS

                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512


                    CERTIFICATE OF CHANGE OF FISCAL YEAR END
                    (General Laws, Chapter 156B, Section 38A)




We, James H. Keshian, Clerk of EnergyUSA, Inc. located at: 300 Friberg Parkway, Westborough, MA 01581, certify that the fiscal year end (i.e. the tax year end) of the corporation was changed to the last day of the month of December.



SIGNED UNDER THE PENALTIES OF PERJURY, this 13th day of October, 1999.

/s/ James H. Keshian